Exhibit 4.2

          FIRST AMENDMENT TO PREFERRED SHARE PURCHASE RIGHTS PLAN
             RIGHTS AGREEMENT BETWEEN LSB INDUSTRIES, INC. AND
               THE LIBERTY NATIONAL BANK AND TRUST COMPANY
                   OF OKLAHOMA CITY, N.A. (RIGHTS AGENT)
                       DATED AS OF FEBRUARY 16, 1989


      THIS FIRST AMENDMENT TO PREFERRED SHARE PURCHASE RIGHTS PLAN ("Amendment") is hereby entered into between LSB Industries, Inc. (the "Company") and THE LIBERTY NATIONAL BANK AND TRUST COMPANY OF OKLAHOMA CITY ("Liberty") and shall be deemed effective as of the 24th day of May, 1994.


                           W I T N E S S E T H:

      WHEREAS, the Company and Liberty, as Rights Agent, entered into a Rights Agreement dated as of February 16, 1989 (the "Rights Agreement"); and

      WHEREAS, Section 27 of the Rights Agreement permits the Company to amend or supplement the Rights Agreement without the approval of the holders of the Rights (as defined in the Rights Agreement) or the Rights Certificates (as defined in the Rights Agreement) in order to cure any ambiguity, to correct or supplement any provision of the Rights Agreement which may be defective or inconsistent with any other provisions in the Rights Agreement, or to make any other changes or amendments to any of the provisions contained in the Rights Agreement or with respect to the Rights which the Company may deem necessary or desirable, and with any such amendment or supplement to be evidenced by a writing signed by the Company and Liberty as the Rights Agent; and

      WHEREAS, neither as of the date hereof nor as of the date that the Company sold, directly or indirectly, all of the outstanding shares of stock of Equity Bank for Savings, F.A. ("Equity Bank") has (i) any person become an Acquiring Person under the terms of the Rights Agreement or (ii) there occurred a Distribution Date under the terms of the Rights Agreement; and

      WHEREAS, the Company and Liberty desire to amend the Rights Agreement to eliminate from the provisions of clause (c) of Section 13 of the Rights Agreement the sale or transfer of the outstanding stock or the assets of Equity Bank by the Company or the earning power attributable to Equity.

      NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

      1. Clause (c) of Section 13 of the Rights Agreement is hereby amended by adding after the end of the parenthetical and before the word "to" in the 12th line on page 38 of the Rights Agreement the following words:

      ". . . , except for the sale of Equity Bank for Savings, F.A. ("Equity Bank") or any or all of the assets of Equity Bank or the earning power attributable to Equity Bank,. . ."

      2. This Amendment amends and modifies the Rights Agreement only to the extent specifically amended or modified herein and no other terms, conditions or provisions of the Rights Agreement are amended or modified by this Amendment.

      3. The Rights Agreement, as amended and modified by this Amendment, remains in full force and effect pursuant to its terms.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested on April 26, 1995, effective as of the 24th day of May, 1994.

                                          LSB INDUSTRIES, INC.



                                          By:___________________________
                                          Title:  President
ATTEST:


______________________________
                         Secretary

            [SEAL]

                                          LIBERTY NATIONAL BANK & TRUST
                                          COMPANY OF OKLAHOMA CITY, N.A.
                                          ("Rights Agent")



                                          By:___________________________
                                          Title:________________________
ATTEST:


______________________________
                  _____ Secretary

            [SEAL]

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